                                 Exhibit (9)(v)

           Agency Agreement dated March 18, 1997 between Pegasus Funds and BISYS Fund Services, Inc.











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                                AGENCY AGREEMENT
                                ----------------

         THIS AGREEMENT made as of the 18th day of March, 1997, by and among PEGASUS FUNDS (the "Fund"), a Massachusetts business trust registered as an open-end management investment company under the Investment Company Act of 1940 (the "1940 Act"); BISYS FUND SERVICES, INC. ("BFS"), a Delaware corporation; and BISYS QUALIFIED PLAN SERVICES, INC., a Delaware corporation ("BQPS").

                              W I T N E S S E T H:
                              --------------------

         WHEREAS, the Fund has caused First Data Investor Services Group, Inc., the transfer agent, dividend disbursement agent and shareholder servicing agent for the Fund (the "Transfer Agent") to establish a master account for each investment portfolio of the Fund identified on Schedule A (individually, a "Portfolio"; collectively, the "Portfolios") on its mutual fund shareholder accounting system reflecting the aggregate ownership of such Portfolios by each of the tax-qualified defined contribution plans made available by First Chicago NBD Bank (individually, a "Plan"; collectively, the "Plans") for which BQPS has agreed to provide Plan recordkeeping services;

         WHEREAS, it is intended that BQPS will establish individual accounts on its defined contribution plan record-keeping system reflecting all transactions by or on behalf of participants and beneficiaries under the Plans which result in purchases or redemptions by the Plans of shares of the Portfolios;

         WHEREAS, it is intended that BFS will act as a servicing agent for the Fund to receive orders by the Plans for purchases and redemptions of shares of the Portfolios resulting from transactions by or on behalf of the Plan participants and beneficiaries which are recorded on BQPS' defined contribution plan record-keeping system;

         WHEREAS, the parties hereto have agreed to utilize the Fund/SERV system established by National Securities Clearing Corporation ("NSCC") for the placement and settlement of Fund trades ("Fund/SERV"); and

         WHEREAS, it is intended that the settlement of trades through Fund/SERV will provide for the settlement of trades within three days of each trade date.

         NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto, intending to be legally bound, hereby agree and declare as follows:

         Section 1. Appointment as Servicing Agent. BFS is hereby appointed as a Servicing Agent for the Fund to receive orders, in accordance with the procedures outlined in Section 5 hereof, for the purchases and redemptions by the Plans of shares of the Portfolios. Such purchases and redemptions shall be based on participant-level transactions made by or on behalf of participants and beneficiaries under the Plans which are recorded on BQPS' defined contribution plan record-keeping system. For purposes of this Agreement "participant-level transactions" shall include:


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


                  (a) any authorized direction to invest contributions by or on behalf of any Plan participant in any Portfolio in accordance with the terms and conditions of the applicable Plan and the Fund's prospectuses;

                  (b) any authorized direction to transfer or exchange existing, amounts held on behalf of any participant or beneficiary by the applicable Plan to any Portfolio in accordance with the terms and conditions of the Plan and the Fund's prospectuses;

                  (c) any authorized direction to transfer or exchange existing, amounts invested in any Portfolio on behalf of any participant or beneficiary by the applicable Plan to any other investment option offered under the Plan in accordance with the terms and conditions of the Plan and the Fund's prospectuses; and

                  (d) any authorized direction to pay loan, withdrawal or distribution proceeds to a participant or beneficiary by the applicable Plan from the Fund in accordance with the terms and conditions of the Plan and the Fund's prospectuses.

         BQPS will notify the Fund in writing of any changes in a Plan which would have an effect on the aforementioned procedures. BQPS shall maintain records for each Plan and for the participants thereof reflecting all shares of each Portfolio purchased and redeemed by each Plan based on participant-level transactions (including the date and price for all transactions and share balances) and all reinvestment by each Plan of dividends and capital gains distributions paid by the Portfolios. BQPS shall reconcile on each business day all transactions by each Plan involving shares of the Portfolios (including purchases, redemptions and reinvestments of dividends and capital gains distributions),with the corresponding participant-level transactions on BQPS' defined contribution plan record-keeping system.

         Section 2. Appointment of Subcontractor. BFS may, in its discretion appoint in writing other parties that are qualified to perform the services that BFS is responsible for providing under this Agreement and are reasonably acceptable to the Fund (individually, a "Subcontractor") to carry out some or all of its responsibilities under this Agreement. It is understood that any such Subcontractor shall be the agent of BFS and not the anent of the Fund or the Transfer Agent; it is further understood that BFS shall be fully responsible for the acts of such Subcontractor and shall not be relieved of any of its responsibilities hereunder by the appointment of such Subcontractor.

         Section 3. Fees. The Fund shall pay BFS for the services to be provided by BFS under this Agreement in accordance with, and in the manner set forth in, Schedule B hereto.

         Section 4. Reimbursement of Expenses. In addition to paying BFS the fees described in Section 3 hereof, the Fund agrees to reimburse BFS for its out-of-pocket expenses in providing services hereunder, including without limitation, the following:

                  (a) All freight and other delivery and bonding charges incurred by BFS in delivering materials to shareholders or any of the parties to this Agreement;


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


                  (b) All direct telephone, telephone transmission and telecopy or other electronic transmission expenses incurred by BFS as required to perform the services to be provided by BFS hereunder;

                  (c) Costs of postage, couriers, stock computer paper, statements, labels, envelopes, checks, reports, letters, tax forms, proxies, notices or other form of printed material which shall be required by BFS for the performance of the services to be provided hereunder;

                  (d) The cost of microfilm or microfiche of records or other materials; and

                  (e) Any expenses BFS shall incur at the written direction of a duly authorized officer of the Fund.

         Section 5. Accepting Purchase and Redemption Orders. In accordance with the procedures set forth below. BFS will receive orders by the Plans for purchases and redemptions of shares of the Portfolios resulting from participant-level transactions which are recorded on BQPS' defined contribution plan record-keeping system. In the case of any such purchase or redemption order received by BQPS on any business day prior to the time the net asset value of shares of the Portfolio is determined, the order shall be accorded a trade date on the accounting system maintained on behalf of the Fund that is the date of receipt of the order by BQPS. In the case of any such purchase or redemption order received by BQPS on any business day after the time the net asset value of shares of the Portfolio is determined, the order shall be accorded a trade date on such accounting system that is the next business day that the Portfolio is open for trading.

                  (a) Receipt by BOPS of Participant-Level Transactions. It is understood by the parties that BQPS may receive participant-level transactions in various formats, including directions in writing, by computer magnetic tape, diskette or electronic data transmission, or by any other accepted method for transmitting defined contribution plan data that is adopted for the Plans. All participant-level transactions shall be received and processed by BQPS in accordance with its standard transaction processing procedures that apply to all investment options offered under the Plans which procedures shall be in accordance with the procedures outlined in the Fund's current prospectuses and applicable provisions of law. BQPS shall maintain records sufficient to identify the date of receipt of all participant-level transactions involving the Portfolios and shall make such records available upon request for examination by the Fund or its designated representative or, at the request of the Fund, by appropriate governmental authorities. Under no circumstances shall BQPS change, alter or manipulate any participant-level transactions received by it in good order.

                  (b) Transmission by the Transfer Agent of Share Price, Dividend and Capital Gains Information. The Fund will cause the Transfer Agent to transmit to BFS, by 6:00 p.m. Eastern tune on each business day that the Fund is open for trading, a telefax identifying the net asset, value per share (or "share price") of each Portfolio as of the



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         close of trading on that business day. The Fund will also cause the
         Transfer Agent to transmit to BFS, by 6:00 p.m. Eastern time on or before each record date established for the payment of dividends or capital gains distributions by any Portfolio, a telefax containing the dividend or capital gains distribution rate for such payment.

                  (c) Placement and Settlement of Trades on Behalf of the Plans. Based on the aggregate participant-level transactions received by BFS on each business day that the Fund is open for trading, net purchase and redemption orders shall be transmitted to the Transfer Agent via Fund/SERV on the same date that such orders are received by BFS; provided, however, that money market fund purchase and redemption orders, will be placed up to three days following receipt of such orders. The Fund. will cause the Transfer Agent to make available a trading desk until 7:00 p.m. Eastern time each day for purposes of processing redemption orders.

                  (d) Monthly Statements by the Transfer Agent. The Fund will cause the Transfer Agent to provide to BFS, by the 15th business day of each calendar month, a statement for the preceding calendar month reflecting the shares of each Portfolio held by the Plans as of the end of such preceding month and all transactions by the Plans in each Portfolio during such preceding month.

                  (e) Establishment of Networking Accounts; Transmission of Files. The Fund will cause the Transfer Agent to establish an appropriate NSCC Network Level 4 account for Plan-related omnibus accounts. The Fund will also cause the Transfer Agent to transmit files to BFS reflecting current Portfolio positions in such networking accounts. Such files shall be transmitted on a semi-monthly basis at such times that are agreed upon by the parties.

                  (f) Processing Adjustments. In the event of any error or delay with respect to the procedures outlined in this Section 5, which is caused by the Fund or the Transfer Agent, the Fund will cause the Transfer Agent to make any adjustments on the Transfer Agent's accounting system necessary to correct such error or delay and the Fund shall reimburse BFS for any losses or reasonable costs incurred directly as a result of the error or delay. In the event of any error or delay with respect to the procedures outlined in this Section 5(f) which is caused by BFS or BQPS, the Fund will cause the Transfer Agent to make any adjustments on the Transfer Agent's accounting system necessary to correct such error or delay provided that the Fund shall be reimbursed by BFS or BQPS for any losses or reasonable costs incurred by the Fund or by the Transfer Agent directly as a result of the error or delay. In the event of any such adjustments on the Transfer Agent's accounting system, BFS shall make the corresponding adjustments on its accounting system and BQPS shall make the corresponding adjustments on its defined contribution plan record-keeping system. BFS, BQPS and the Fund, respectively), each agree to provide the others prompt notice of any errors or delays of the type referred to in this Section 5(f) and to use reasonable efforts to take such action as may be appropriate to avoid or mitigate any such costs or losses.


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                  (g) Contingency Procedures. BFS and BQPS shall develop
         appropriate, mutually agreeable contingency procedures to protect the Plan participants and beneficiaries from any significant investment loss or market exposure attributable to transmission failures.

         Section 6. Fund Communications. The following materials and information with respect to the Fund shall be furnished where appropriate or required by applicable laws, to fiduciaries, participants and beneficiaries under the Plans:

                  (a) Fund's Prospectuses, Annual Reports and Proxy Materials. The Fund or its designee shall make available to Plan sponsors current prospectuses, shareholder reports, and proxy statements and related materials for the Fund. The Fund or its designee shall also furnish additional supplies of such materials for individual participants.

                  (b) Review by the Fund of Participant Communications Materials. It is understood by the parties that, based on the current prospectuses for the Fund and the information supplied under Section 6(a) above, BQPS may prepare communications or disclosure materials for participants and beneficiaries under the Plans which describe the Fund in the same format as that used for the other investment options offered under the Plans. BQPS shall supply the Fund or the designated representative of the Fund with copies of such materials on the Fund within a reasonable period of time in advance of their intended distribution to the Plan participants and beneficiaries. BQPS and the Fund shall establish a mutually agreeable time frame in which such materials shall be reviewed by the Fund or the designated representative of the Fund for any errors, omissions or objections. BQPS agrees not to use any such materials without the approval of the Fund or the designated representative of the Fund.

         Section 7. Standard of Care: Reliance on Records and Instructions:
Indemnification.

                  (a) BFS and BQPS shall use their best efforts to ensure the accuracy of all services performed under this Agreement, but shall not be liable to the Fund for any action taken or omitted by them in the absence of bad faith, willful misfeasance, negligence or reckless disregard by them of their obligations and duties. BFS and BQPS each agrees to indemnify and hold harmless the Fund and its employees, agents, trustees, officers and nominees from and against any and all claims, demands, actions and suits, whether groundless or otherwise, and from and against any and all judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses of every nature and character (i) arising out of the indemnifying party's bad faith, willful misfeasance, negligence or reckless disregard of its obligations and duties hereunder, (ii) arising out of any breach by the indemnifying party of a material provision of this Agreement; (iii) arising out of any breach by the indemnifying party of any representation, warranty or covenant made in this Agreement; or (iv) based, if applicable, upon reasonable reliance on information, records, instructions or requests given or made to the Fund by, the indemnifying party; provided that this indemnification shall not apply to actions or omissions of the Fund and its employees. agents, trustees, officers and nominees in cases of their own bad faith, willful misfeasance, negligence or reckless



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         disregard by them of their obligations and duties; and further provided that, prior to confessing any claim against it which may be the subject of this indemnification, the Fund shall give each of BFS and BQPS written notice of and reasonable opportunity to defend against said claim in its own name or in the name of the Fund.

                  (b) The Fund agrees to indemnify and hold harmless BFS, BQPS and their employees, agents, directors, officers and nominees from and against any and all claims, demands, actions and suits, whether groundless or otherwise, and from and against any and all judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses of every nature and character (i) arising out of the Fund's bad faith, willful misfeasance, negligence or reckless disregard of its obligations and duties hereunder; (ii) arising out of any breach by the Fund of a material provision of this Agreement; (iii) arising out of any breach by the Fund of any representation, warranty or covenant made in this Agreement; or (iv) based, if applicable, upon reasonable reliance on information, records, instructions or requests given or made to BFS and/or BQPS by or on behalf of the Fund; provided that this indemnification shall not apply to actions or omissions of BFS or BQPS and their employees, agents, directors, officers and nominees in cases of their own bad faith, willful misfeasance, negligence or reckless disregard by them of their obligations and duties; and further provided that prior to confessing any claim against them which may be the subject of this indemnification, BFS and/or BQPS shall give the Fund written notice of and reasonable opportunity to defend against said claim in its own name or in the name of BFS and/or BQPS.

         Section 8. Maintenance of Computer Systems and Other Equipment; Uncontrollable Events. BFS and BQPS shall maintain adequate and reliable computer and other equipment necessary or appropriate to carry out their obligations under this Agreement. In the event of computer or other equipment failures at their own facilities beyond their reasonable control. BFS and BQPS shall use their best efforts to minimize service interruptions. BFS and BQPS represent and warrant that the various procedures and systems which they have implemented with regard to safekeeping from loss or damage attributable to fire, theft or any other cause of the records, data, equipment, facilities and other property used in the performance of their obligations hereunder are adequate and that they will make such changes therein from time to time as are required for the secure performance of their obligations hereunder. Notwithstanding the foregoing, BFS and BQPS assume no responsibility hereunder, and shall not be liable for any damage, loss of data, delay or any other loss whatsoever caused by events beyond their reasonable control.

         Section 9. Confidentiality. All information, books, records, and data supplied by one party to any other party or parties in connection with the negotiation or carrying out of this Agreement are and shall remain the property of the party supplying such information, books, records, or data and shall be kept confidential by the other parties except as may be required by law.

         Section 10. Effective Date; Duration and Termination of Agreement. This Agreement shall be effective as of the date first written above. Any party to this Agreement may terminate such Agreement upon ninety (90) days' written notice to the other parties (which notice may be



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waived by any of the parties). This Agreement shall automatically terminate upon the discontinuance of the Fund as an investment option offered under the Plans or if, at any time, the authorizations, licenses, qualifications or registrations required to be maintained by BFS or BQPS in connection with the performance of their duties hereunder shall lapse or cease to remain in full force and effect.

         Section 11. Representations and Warranties. BFS and BQPS each represent that it has obtained,. and shall maintain,. all authorizations, licenses, qualifications or registrations of any governmental body required of it in connection with this Agreement and the registrations are and will remain in full force and effect during the term of this Agreement. BFS, BQPS and the Fund each represents and warrants that at all times it has sufficient financial resources, whether through a fidelity bond or otherwise, to meet all of its indemnification obligations arising under this Agreement. In addition, each of the parties hereto represents that it has been duly authorized to enter into this Agreement.

         Section 12. Amendments. The parties hereto may agree in writing to amend this Agreement at any time in whole or in part.

         Section 13. Assignment. This Agreement and the rights and duties hereunder shall not be assignable by any of the parties hereto except by the specific written consent of the other parties; provided, however, that this
Section 13 shall not limit or in any way affect BFS' right to appoint a Subcontractor pursuant to Section 2 hereof. This Agreement shall be binding upon and inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

         Section 14. Notices. Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail,. postage prepaid, to the party required to be served with such notice at the following addresses: for BFS, 3435 Stelzer Road, Columbus, Ohio 43219, facsimile number (614) 470-8725, Attn: George 0. Martinez; for BQPS, 323 Norristown Road, Ambler, Pennsylvania, 19002, facsimile number (215) 542-1888, Attn: Eric Hill; for the Fund, 3435 Stelzer Road, Columbus, Ohio, 43219, facsimile number (614) 470-8715,
Attn: D'Ray Moore. Any notice, except a notice of termination pursuant to
Section 10, may also be sent by confirmed facsimile transmission, which shall be deemed to have been given when sent. Any of the parties hereto may, from time to time, specify in writing to the other parties a different address or facsimile number for purposes of receiving notice pursuant to this Section 14.

         Section 15. Headings. Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

         Section 16. Governing Law. This Agreement shall be governed by, and its provisions shall be construed in accordance with, the laws of the State of Ohio.

         Section 17. Matters Relating to the Fund as a Massachusetts Business Trust. The names "Pegasus Funds" and "Trustees of Pegasus Funds" refer, respectively, to the business trust created and the trustees, as trustees but not individually or personally, acting from time to time under an Amended and Restated Declaration of Trust dated as of May 1, 1992,. to which reference is hereby made and a copy of which is on file at the office of the Secretary of the



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Commonwealth of Massachusetts and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter filed. The obligations of the Fund entered into in the name or on behalf thereof by any of the trustees, shareholders or representatives or agents are made not individually, but in such capacities, and are not binding upon any of the trustees, shareholders or representatives of the Fund personally, but bind only the assets of the Fund, and all persons dealing with any portfolio of the Fund must look solely to the assets of the Fund belonging to such portfolio for the enforcement of any claims against the Fund.

         Section 18. Sole Agreement. This Agreement is the sole agreement whereby BFS acts as servicing agent for the Fund, and it supersedes any and all preexisting agreements whereby BFS or its affiliates acted as servicing agents for the Fund is predecessor investment companies.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on their behalf by their duly authorized officers as of the day and year first above written.


                                             BISYS FUND SERVICES, INC.

                                             By: /s/ J. David Huber
                                                --------------------------------
                                             Title:
                                                   -----------------------------
                                             Date:
                                                  ------------------------------


                                             BISYS QUALIFIED PLAN SERVICES, INC.

                                             By: /s/ Susan West
                                                --------------------------------
                                             Title: Senior Vice-President
                                                   -----------------------------
                                             Date:
                                                  ------------------------------


                                             PEGASUS FUNDS

                                             By: /s/ D. Sutherland
                                                --------------------------------
                                             Title: President
                                                   -----------------------------
                                             Date:
                                                  ------------------------------



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                                   SCHEDULE A

FUND PORTFOLIOS:

Money Market Fund
Treasury Money Market Fund
Municipal Money Market Fund
Michigan Municipal Money Market Fund
Cash Management Fund
U.S. Government Securities Cash Management Fund
Treasury Prime Cash Management Fund
Growth Fund International Equity Fund
Equity Index Fund
Growth and Value Fund
Intrinsic Value Fund Mid-Cap Opportunity Fund
Small-Cap Opportunity Fund
Equity Income Fund Bond Fund
Intermediate Bond Fund
Municipal Bond Fund
Short Bond Fund
Michigan Municipal Bond Fund
Intermediate Municipal Bond Fund
Income Fund International Bond Fund
Managed Assets Balanced Fund
Managed Assets Conservative Fund
Managed Assets Growth Fund









                                      A-1



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                                   SCHEDULE B


FEES:

         As compensation for its services hereunder, the Fund shall pay BFS a fee, computed daily and payable monthly, at the annual rate of .25% of the average net assets attributable to shares owned by the Plans of each Fund portfolio listed on Schedule A hereto.






























                                       B-1


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